EXHIBIT 16.1


                                December 29, 2005




Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.   20549


Commissioners:


We have read the statements made by Oralabs Holding Corp, which were filed with the Commission, pursuant to Item 4 of Form 8-K/A, Second Amendment, as part of the Company's Form 8-K/A, Second Amendment report dated December 29, 2005.


We agree with the statements concerning our Firm in such Form 8-K/A, Second Amendment except as follows:

     o We have no basis to agree or disagree with the last sentence of the first paragraph.
     o    We have no basis to agree or disagree with the third paragraph.


                                     /s/ Ehrhardt Keefe Steiner & Hottman PC